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                                                                     EXHIBIT 5.1


                [KENNEDY COVINGTON ATTORNEYS AT LAW LETTERHEAD]



                               September 21, 2001


LendingTree, Inc.
11115 Rushmore Drive
Charlotte, NC 28277

Ladies and Gentlemen:

         You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock of LendingTree, Inc., a Delaware corporation (the "Company"), by the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the 2001 Stock Incentive Plan of LendingTree, Inc.

         We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the 4,000,000 shares of Common Stock covered by the Registration Statement have been duly and validly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Kennedy Covington Lobdell & Hickman, L.L.P.
                              -----------------------------------------------
                              KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.